EXHIBIT 99.1
------------



FOR IMMEDIATE RELEASE


Contact:
Investor Relations
BPI Packaging Technologies, Inc.
800-628-8206
BPI_Pckg@msn.com




             BPI ANNOUNCES EXTENSION OF STOCKHOLDER RIGHTS
        OFFERING, RESIGNATION OF HANSPETER SCHULZ AS PRESIDENT
         AND PROMOTION OF JAMES F. KOEHLINGER TO ACTING CHIEF
                           OPERATING OFFICER



NORTH DIGHTON, MASSACHUSETTS, FEBRUARY 23, 2000 - BPI Packaging
Technologies, Inc. (the "Company") OTC BB:BPIE, a manufacturer of thin high molecular weight, high density polyethylene films and bags, announced that it has extended the term of its stockholder rights offering from March 7, 2000 to March 17, 2000.

The Company also announced that Hanspeter Schulz resigned as President and as a member of the Board of Directors of the Company to pursue personal interests. Dr. Schulz will serve as a consultant for the Company.

In conjunction with Dr. Schulz's resignation, the Board of Directors promoted James F. Koehlinger, the Company's Chief Financial Officer and Treasurer, to the position of Acting Chief Operating Officer. In such capacity, Mr. Koehlinger will manage the Company's day-to-day operations. In addition, the Board of Directors' Executive Committee has formed an office of the President to which Mr. Koehlinger will report, and which will coordinate the search for a new president.

Ivan J. Hughes, Chairman of the Board of Directors, stated, "On behalf of everyone at BPI, including the Board of Directors, we thank Peter for his commitment during the past year after our restructuring."

Since June 1999, the Company's production department had been operating 24 hours a day, 7 days a week, with 4 shifts. Because of an increase in resin prices, a declination in commodity T-shirt bag prices and normal seasonal declination in demand for its proprietary bag products, management announced that certain elements of the production department will begin operating on a 3 shift, 5 days a week schedule.

The Company converts commercially available high molecular weight, high density polyethylene resins into thin film, which is either sold directly into industrial or packaging applications or converted in-house into carryout bags of "T-shirt sack" design for supermarkets, convenience stores and other retail markets. The Company utilizes advanced, high quality extrusion, printing and bag making equipment, which was installed between 1990 and 1999.










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Statements included in this news release that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, competitive, governmental, technological and other risks and factors, identified from time to time in the Company's reports filed with the SEC.

























































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